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                                                                    Exhibit 23.2



              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-57700, 33-65084, 33-10965, 333-51403, 333-51405, and
333-51407) pertaining to the SSE Telecom, Inc. 1988 Stock Option Plan, the SSE Telecom, Inc. 1992 Stock Option Plan, the SSE Telecom, Inc. Directors' Stock Option Plan, the SSE Telecom, Inc. 1997 Equity Participation Plan, and the SSE Telecom, Inc. Employee Stock Purchase Plan and in the Registration Statement (Form S-3 No. 33-57046) of SSE Telecom, Inc. and in the related Prospectuses, of our report dated December 4, 1997, with respect to the consolidated financial statements and schedule of SSE Telecom, Inc. included in the Annual Report (Form 10-K), for the year ended September 26, 1998.



                                                       /s/ Ernst & Young LLP


San Jose, California
December 28, 1998